Exhibit 99.1

Allison Transmission Announces First Quarter 2018 Results

•	Net Sales for the first quarter 2018 of $663 million, up 33% compared to $499 million for the same period in 2017

INDIANAPOLIS, April 30, 2018 – Allison Transmission Holdings Inc. (NYSE: ALSN), the largest global provider of commercial duty fully-automatic transmissions, today reported net sales for the first quarter of $663 million, a 33 percent increase from the same period in 2017. The increase in net sales was principally driven by higher demand in the Global On-Highway, Service Parts, Support Equipment & Other and Global Off-Highway end markets.

Net Income for the quarter was $151 million compared to $83 million for the same period in 2017. Adjusted EBITDA, a non-GAAP financial measure, for the quarter was $275 million compared to $192 million for the same period in 2017. Net Cash Provided by Operating Activities for the quarter was $153 million compared to $111 million for the same period in 2017. Adjusted Free Cash Flow, a non-GAAP financial measure, for the quarter was $143 million compared to $103 million for the same period in 2017.

Lawrence E. Dewey, Chairman and Chief Executive Officer of Allison Transmission commented, “Allison’s first quarter 2018 Net Sales increased 33 percent from the same period in 2017, principally driven by stronger than anticipated demand in the Global On-Highway, Service Parts, Support Equipment & Other and Global Off-Highway end markets.” Dewey continued, “We also continued our well-defined approach to capital structure and allocation. During the quarter, Allison settled $125 million of share repurchases, paid a dividend of $0.15 per share and completed a re-pricing of its $1,176 million term loan debt due September 2022. Given first quarter 2018 results and current end markets conditions, we are raising our full year 2018 net sales guidance from an increase in the range of 3 to 7 percent to an increase in the range of 10 to 14 percent.”

First Quarter Net Sales by End Market

End Market	Q1 2018 Net Sales ($M)	Q1 2017 Net Sales ($M)	% Variance
North America On-Highway	$315	$255	24%
North America Electric Hybrid-Propulsion Systems for Transit Bus	$24	$20	20%
North America Off-Highway	$33	$1	3200%
Defense	$37	$27	37%
Outside North America On-Highway	$91	$72	26%
Outside North America Off-Highway	$12	$6	100%
Service Parts, Support Equipment & Other	$151	$118	28%
Total Net Sales	$663	$499	33%

First Quarter Highlights

North America On-Highway end market net sales were up 24 percent from the same period in 2017 principally driven by higher demand for Rugged Duty Series models and up 17 percent on a sequential basis principally driven by higher demand for Rugged Duty Series, Pupil Transport/Shuttle and Transit Series models.

North America Electric Hybrid-Propulsion Systems for Transit Bus end market net sales were up $4 million from the same period in 2017 and up $7 million sequentially, in both cases principally driven by the timing of certain transit property orders.

North America Off-Highway end market net sales were up $32 million from the same period in 2017 and up $5 million on a sequential basis, in both cases principally driven by higher demand from hydraulic fracturing applications.

Defense end market net sales were up $10 million from the same period in 2017 and up $12 million sequentially, in both cases principally driven by higher Tracked and Wheeled demand.

Outside North America On-Highway end market net sales were up 26 percent from the same period in 2017 principally driven by higher demand in Europe, Asia and South America and down 7 percent on a sequential basis principally driven by lower demand in Asia.

Outside North America Off-Highway end market net sales were up $6 million from the same period in 2017 and up $1 million sequentially, in both cases principally driven by improved demand in the mining and construction sectors.

Service Parts, Support Equipment & Other end market net sales were up 28 percent from the same period in 2017 principally driven by higher demand for North America Off-Highway service parts and global support equipment, and up 9 percent on a sequential basis principally driven by higher demand for North America service parts.

Gross profit for the quarter was $342 million, an increase of 36 percent from $251 million for the same period in 2017. Gross margin for the quarter was 51.6 percent, an increase of 130 basis points from a gross margin of 50.3 percent for the same period in 2017. The increase in gross profit from the same period in 2017 was principally driven by increased net sales and price increases on certain products partially offset by higher manufacturing expense commensurate with increased net sales, expenses related to a retirement incentive program for certain UAW Local 933 employees and unfavorable material cost.

Selling, general and administrative expenses for the quarter were $92 million, an increase of $13 million from $79 million for the same period in 2017. The increase was principally driven by unfavorable product warranty adjustments and higher warranty expense commensurate with increased net sales partially offset by lower incentive compensation expense.

Engineering – research and development expenses for the quarter were $28 million, an increase of $5 million from $23 million for the same period in 2017. The increase was principally driven by increased product initiatives spending.

Income tax expense for the quarter was $40 million, resulting in an effective tax rate of 21% versus $44 million in income tax expense and an effective tax rate of 35% for the same period in 2017. The decrease in effective tax rate was principally driven by the U.S. Tax Cuts and Jobs Act enacted into law in 2017.

Net income for the quarter was $151 million compared to $83 million for the same period in 2017. The increase was principally driven by increased gross profit and decreased income tax expense partially offset by increased selling, general and administrative expenses, increased product initiatives spending and increased interest expense.

Net cash provided by operating activities was $153 million compared to $111 million for the same period in 2017. The increase was principally driven by increased gross profit, higher accounts payable, decreased cash interest expense and decreased cash income taxes partially offset by higher accounts receivable, increased incentive compensation payments and increased product initiatives spending.

First Quarter Non-GAAP Financial Measures

Adjusted EBITDA for the quarter was $275 million compared to $192 million for the same period in 2017. The increase in Adjusted EBITDA was principally driven by increased net sales and price increases on certain products partially offset by increased selling, general and administrative expenses, increased manufacturing expense commensurate with increased net sales, increased product initiatives spending and unfavorable material cost.

Adjusted Free Cash Flow for the quarter was $143 million compared to $103 million for the same period in 2017, an increase of $40 million. The increase was principally driven by increased cash provided by operating activities partially offset by increased capital expenditures.

Full Year 2018 Guidance Update

Our updated full year 2018 guidance includes a year-over-year net sales increase in the range of 10 to 14 percent, Net Income in the range of $515 to $550 million, Adjusted EBITDA in the range of $975 to $1,025 million, Net Cash Provided by Operating Activities in the range of $720 to $760 million, and Adjusted Free Cash Flow in the range of $625 to $675 million. Capital expenditures are expected to be in the range of $85 to $95 million and cash income taxes are expected to be in the range of $80 to $90 million.

Allison’s full year 2018 net sales guidance reflects increased demand for Global On-Highway products and Global Off-Highway products and price increases on certain products.

Although we are not providing specific second quarter 2018 guidance, Allison does expect second quarter net sales to be up from the same period in 2017 principally driven by increased demand for Global On-Highway products and Global Off-Highway products.

Conference Call and Webcast

The company will host a conference call at 8:00 a.m. ET on Tuesday, May 1 to discuss its first quarter 2018 results. The dial-in number is 1-201-389-0878 and the U.S. toll-free dial-in number is 1-877-425-9470. A live webcast of the conference call will also be available online at http://ir.allisontransmission.com.

For those unable to participate in the conference call, a replay will be available from 11:00 a.m. ET on May 1 until 11:59 p.m. ET on May 8. The replay dial-in number is 1-844-512-2921 and the international replay dial-in number is 1-412-317-6671. The replay passcode is 13678560.

About Allison Transmission

Allison Transmission (NYSE: ALSN) is the world’s largest manufacturer of fully automatic transmissions for medium- and heavy-duty commercial vehicles and is a leader in electric hybrid-propulsion systems for city buses. Allison transmissions are used in a variety of applications including refuse, construction, fire, distribution, bus, motorhomes, defense and energy. Founded in 1915, the company is headquartered in Indianapolis, Indiana, USA and employs approximately 2,700 people worldwide. With a market presence in more than 80 countries, Allison has regional headquarters in the Netherlands, China and Brazil with manufacturing facilities in the U.S., Hungary and India. Allison also has approximately 1,400 independent distributor and dealer locations worldwide. For more information, visit allisontransmission.com.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical fact contained in this press release are forward-looking statements, including all statements regarding future financial results. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plans,” “project,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “forecast,” “could,” “potential,” “continue” or the negative of these terms or other similar terms or phrases. Forward-looking statements are not guarantees of future performance and involve known and unknown risks. Factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made include, but are not limited to: risks related to our substantial indebtedness; uncertainty in the global regulatory and business environments in which we operate; our participation in markets that are competitive; the highly cyclical industries in which certain of our end users operate; the failure of markets outside North America to increase adoption of fully-automatic transmissions; the concentration of our net sales in our top five customers and the loss of any one of these; future reductions or changes in government subsidies for hybrid vehicles and other external factors impacting demand; U.S. and foreign defense spending; general economic and industry conditions; the discovery of defects in our products, resulting in delays in new model launches, recall campaigns and/or increased warranty costs and reduction in future sales or damage to our brand and reputation; our ability to prepare for, respond to and successfully achieve our objectives relating to technological and market developments, competitive threats and changing customer needs; risks associated with our international operations; labor strikes, work stoppages or similar labor disputes, which could significantly disrupt our operations or those of our principal customers; our intention to pay dividends and repurchase shares of our common stock and other risks and uncertainties associated with our business described in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. All information is as of the date of this press release, and we undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in expectations.

Use of Non-GAAP Financial Measures

This press release contains information about Allison’s financial results and forward-looking estimates of financial results which are not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. Non-GAAP financial measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures of other companies.

We use Adjusted EBITDA and Adjusted EBITDA as a percent of net sales to measure our operating profitability. We believe that Adjusted EBITDA and Adjusted EBITDA as a percent of net sales provide management, investors and creditors with useful measures of the operational results of our business and increase the period-to-period comparability of our operating profitability and comparability with other companies. Adjusted EBITDA as a percent of net sales is also used in the calculation of management’s incentive compensation program. The most directly comparable GAAP measure to Adjusted EBITDA is Net income. Adjusted EBITDA is calculated as the earnings before interest expense, income tax expense, amortization of intangible assets, depreciation of property, plant and equipment and other adjustments as defined by Allison Transmission, Inc.’s, the Company’s wholly-owned subsidiary, Senior Secured Credit Facility Term B-3 Loan due 2022.

We use Adjusted Free Cash Flow to evaluate the amount of cash generated by our business that, after the capital investment needed to maintain and grow our business and certain mandatory debt service requirements, can be used for the repayment of debt, stockholder distributions and strategic opportunities, including investing in our business. We believe that Adjusted Free Cash Flow enhances the understanding of the cash flows of our business for management, investors and creditors. Adjusted Free Cash Flow is also used in the calculation of management’s incentive compensation program. The most directly comparable GAAP measure to Adjusted Free Cash Flow is Net cash provided by operating activities. Adjusted Free Cash Flow is calculated as Net cash provided by operating activities after additions of long-lived assets and certain other adjustments.

Attachment

•	Condensed Consolidated Statements of Operations

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Cash Flows

•	Reconciliation of GAAP to Non-GAAP Financial Measures

•	Reconciliation of GAAP to Non-GAAP Financial Measures for Full Year Guidance

Contacts

Investor Relations

ir@allisontransmission.com

(317) 242-3078

Media Relations

media@allisontransmission.com

(317) 242-5000

Allison Transmission Holdings, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, dollars in millions, except per share data)

	Three months ended March 31,
	2018	2017
Net sales	$663	$499
Cost of sales	321	248

Gross profit	342	251
Selling, general and administrative	92	79
Engineering - research and development	28	23

Operating income	222	149
Interest expense, net	(30)	(25)
Other (expense) income, net	(1)	3

Income before income taxes	191	127
Income tax expense	(40)	(44)

Net income	$151	$83

Basic earnings per share attributable to common stockholders	$1.09	$0.53

Diluted earnings per share attributable to common stockholders	$1.08	$0.52

Allison Transmission Holdings, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, dollars in millions)

	March 31,	December 31,
	2018	2017
ASSETS
Current Assets
Cash and cash equivalents	$195	$199
Accounts receivable	312	221
Inventories	172	154
Income taxes receivable	10	33
Other current assets	27	25

Total Current Assets	716	632
Property, plant and equipment, net	440	448
Intangible assets, net	1,131	1,153
Goodwill	1,941	1,941
Other non-current assets	32	31

TOTAL ASSETS	$4,260	$4,205

LIABILITIES
Current Liabilities
Accounts payable	$203	$159
Product warranty liability	24	22
Current portion of long-term debt	12	12
Deferred revenue	40	41
Other current liabilities	157	183

Total Current Liabilities	436	417
Product warranty liability	38	33
Deferred revenue	72	75
Long-term debt	2,532	2,534
Deferred income taxes	289	276
Other non-current liabilities	187	181

TOTAL LIABILITIES	3,554	3,516
TOTAL STOCKHOLDERS’ EQUITY	706	689

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$4,260	$4,205

Allison Transmission Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, dollars in millions)

	Three Months Ended March 31,
	2018	2017
Net cash provided by operating activities	$153	$111
Net cash used for investing activities (a)	(10)	(8)
Net cash used for financing activities	(149)	(189)
Effect of exchange rate changes in cash	2	1

Net decrease in cash and cash equivalents	(4)	(85)
Cash and cash equivalents at beginning of period	199	205

Cash and cash equivalents at end of period	$195	$120

Supplemental disclosures:
Interest paid	$10	$14
Income taxes paid	$1	$3
(a) Additions of long-lived assets	$(10)	$(8)

Allison Transmission Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited, dollars in millions)

	Three months ended
	March 31,
	2018	2017
Net income (GAAP)	$151	$83
plus:
Income tax expense	40	44
Interest expense, net	30	25
Amortization of intangible assets	22	22
Depreciation of property, plant and equipment	20	19
UAW Local 933 retirement incentive (a)	7	—
Stock-based compensation expense (b)	3	2
Unrealized loss (gain) on foreign exchange (c)	2	(2)
Unrealized gain on commodity hedge contracts (d)	—	(1)

Adjusted EBITDA (Non-GAAP)	$275	$192

Net sales (GAAP)	$663	$499
Net income as a percent of net sales (GAAP)	22.8%	16.6%
Adjusted EBITDA as a percent of net sales (Non-GAAP)	41.5%	38.5%
Net Cash Provided by Operating Activities (GAAP)	$153	$111
Deductions to Reconcile to Adjusted Free Cash Flow:
Additions of long-lived assets	(10)	(8)

Adjusted Free Cash Flow (Non-GAAP)	$143	$103

(a)	Represents a charge (recorded in Cost of sales) related to a retirement incentive program for certain employees represented by the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (“UAW”) pursuant to the UAW Local 933 collective bargaining agreement effective through November 2023.
(b)	Represents stock-based compensation expense (recorded in Cost of sales, Selling, general and administrative, and Engineering – research and development).
(c)	Represents losses (gains) (recorded in Other (expense) income, net) on intercompany financing transactions related to investments in plant assets for our India facility.
(d)	Represents unrealized gains (recorded in Other (expense) income, net) on the mark-to-market of our commodity hedge contracts.

Allison Transmission Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures for Full Year Guidance

(Unaudited, dollars in millions)

	Guidance
	Year Ending December 31, 2018
	Low	High
Net Income (GAAP)	$515	$550
plus:
Income tax expense	144	154
Interest expense, net	118	123
Depreciation and amortization	168	168
UAW Local 933 retirement incentive (a)	15	15
Stock-based compensation expense (b)	13	13
Unrealized loss on foreign exchange (c)	2	2

Adjusted EBITDA (Non-GAAP)	$975	$1,025

Net Cash Provided by Operating Activities (GAAP)	$720	$760
Deductions to Reconcile to Adjusted Free Cash Flow:
Additions of long-lived assets	(95)	(85)

Adjusted Free Cash Flow (Non-GAAP)	$625	$675

(a)	Represents a charge (recorded in Cost of sales) related to a retirement incentive program for certain employees represented by the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (“UAW”) pursuant to the UAW Local 933 collective bargaining agreement effective through November 2023.
(b)	Represents stock-based compensation expense (recorded in Cost of sales, Selling, general and administrative, and Engineering – research and development).
(c)	Represents losses (recorded in Other (expense) income, net) on intercompany financing transactions related to investments in plant assets for our India facility.